EXHIBIT 99

PRESS RELEASE

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

SPROUT GROUP LEADS INVESTMENT OF $10 MILLION IN INTERCEPT, INC.

ATLANTA, GA (September 17, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, announced today that Sprout Group and related entities have invested $10.0 million in the company. The investment was made in the form of Series A preferred stock, which is convertible into InterCept common stock at a fixed price of $13.97 per share. Dividends on the preferred stock will accrue and be payable in kind at the rates of 5% per annum through March 31, 2004, 4% per annum from April 1, 2004 through March 31, 2005 and 3% per annum thereafter.

“We are very pleased that an organization with Sprout’s reputation has exhibited confidence in the company by investing at a premium to the current market price of our stock,” said John Collins, InterCept’s chairman and CEO. “These funds will give us greater financial flexibility to extend our plans for future growth. Sprout’s ability to recognize market leaders is well known and I am very gratified by this investment.”

In addition to the investment, Bob Finzi, a Sprout Group general partner, has accepted an invitation to serve on InterCept’s board of directors.

“Bob has worked with rapidly growing technology-based services companies throughout his 20 plus years in the venture capital industry. His experience and financial expertise will add tremendous value. He will be installed at the next regularly scheduled board meeting in late October,” Collins added.

Mr. Finzi commented “InterCept has distinguished itself as the leading provider of integrated technology-based solutions to the financial services industry. We believe the Company has a tremendous future and are delighted to be part of it.”

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

About the Sprout Group

The Sprout Group is one of the oldest and largest venture capital firms in the U.S. Since 1969, Sprout has helped finance more than 300 companies with combined sales exceeding $40 billion and currently manages $3 billion in committed capital. With offices in Menlo Park and New York, Sprout focuses on helping to grow companies in the healthcare technology and information technology sectors. Sprout Group is a venture capital affiliate of CSFB Private Equity, the global private equity arm of Credit Suisse First Boston. For further information on the Sprout Group, please visit our web site at http://www.sproutgroup.com